Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

(212) 757-3990

August 26, 2022

D-Wave Quantum Inc.

3033 Beta Avenue,

Burnaby, British Columbia V5G 4M9

Canada

Re:	D-Wave Quantum Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to D-Wave Quantum Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of:

(i)

the issuance of up to 48,409,641 shares (the “Exchanged Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), that may be issued by the Company in connection with the exchange of exchangeable shares (the “Exchangeable

Shares”) of D-Wave Quantum Technologies Inc. (“ExchangeCo”), a British Columbia corporation and an indirect subsidiary of the Company, for Common Shares from time to time. The Exchangeable Shares were issued pursuant to the Transaction Agreement, dated as of February 7, 2022 (as amended, the “Transaction Agreement”), by and among DPCM Capital, Inc. (“DPCM”), the Company, DWSI Holdings Inc. (“Holdings”), DWSI Canada Holdings ULC (“CallCo”), ExchangeCo and D-Wave Systems Inc. (“D-Wave Systems”), and are exchangeable for the Exchanged Shares on a one-for-one basis pursuant to the Voting and Exchange Trust Agreement, dated August 5, 2022, by and among the Company, ExchangeCo, CallCo, and Computershare Trust Company of Canada, as trustee (together with the Transaction Agreement, the “Exchangeable Share Documents”);

(ii)

the issuance of up to 26,174,387 Common Shares (the “Warrant Shares” and, together with the Exchanged Shares, the “Primary Shares”), that may be issued by the Company upon the exercise of up to 18,000,000 warrants to purchase Common Shares (the “Warrants”), with each Warrant being exercisable for 1.4541326 Warrant Shares at an exercise price of $11.50 per Warrant;

(iii)

the resale of Primary Shares and the resale of up to 60,159,214 Common Shares (the “Secondary Shares”) that may be resold by certain Selling Securityholders identified in the Registration Statement (the “Selling Securityholders”);

(iv)

the resale of up to 13,621,005 Common Shares (the “Option Shares”) that may be issued by the Company upon the exercise of options of D-Wave Systems that are exercisable for Common Shares in accordance with the Transaction Agreement, and that may be resold by the Selling Securityholders;

(v)

the resale of up to 2,889,282 Common Shares (the “D-Wave Warrant Shares”) that may be issued by the Company upon the exercise of a warrant of Holdings, dated as of November 24, 2020 (the “D-Wave Warrant Certificate”) that became exercisable for Common Shares in accordance with the Transaction Agreement, and that may be resold by the Selling Securityholders; and

(vi)	the resale of up to 8,000,000 Warrants that may be resold by the Selling Securityholders.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Exchangeable Share Documents;

3.

the warrant agreement, dated October 20, 2020, by and between DPCM and Continental Stock Transfer & Trust (“Continental”), as amended and supplemented by the Assignment, Assumption and Amendment Agreement (together, the “Warrant Agreement”), dated August 5, 2022, by and among DPCM, the Company, Continental, Computershare Inc., and Computershare Trust Company, N.A., governing the Warrants;

4.

the 2020 Equity Incentive Plan, dated April 14, 2020, as amended, of D-Wave Systems (the “Stock Plan”) and the form of award agreement relating to options to purchase shares granted under the Stock Plan (the “Option Agreements”); and

5.	the D-Wave Warrant Certificate.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter and copies of resolutions of the board of directors of the Company relating to the issuance of the Primary Shares, the Secondary Shares, the Option Shares and the D-Wave Warrant Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.    The Primary Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Exchangeable Share Documents or the Warrant Agreement, as applicable, will be validly issued, fully paid and non-assessable.

2.    The Secondary Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

3.    The Option Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Stock Plan and the Option Agreements will be validly issued, fully paid and non-assessable.

4.    The D-Wave Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Warrant Certificate will be validly issued, fully paid and non-assessable.

5.    The Warrants constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that (i) the enforceability of the Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, possible judicial action and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (ii) we express no opinion as to the validity, legally binding effect or enforceability of the second proviso in Section 4.4 of the Warrant Agreement or any related provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP